Exhibit 99(b)

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

BEMIS ANNOUNCES 2010 EARNINGS PER SHARE GUIDANCE OF $1.95 TO $2.10

NEENAH, WISCONSIN,  March 1, 2010 — Bemis Company, Inc. (NYSE: BMS) announced today that, including the impact of today’s acquisition of Alcan Packaging Food Americas and excluding special items explained below, it expects full year 2010 adjusted diluted earnings to be in the range of $1.95 to $2.10 per share.

“This is going to be a year of transition and integration for our newly acquired operations,” said Henry Theisen, President and Chief Executive Officer of Bemis Company, Inc.  “Our attention is focused on maintaining the positive momentum of our current Bemis business while seamlessly integrating and supporting our new facilities.  Guidance for 2010 represents healthy operating performance and realization of synergies expected from the Alcan Packaging Food Americas acquisition.”

Under the terms of an order signed by the U. S. District Court for the District of Columbia related to today’s acquisition, two of the acquired facilities must be divested.  The 2009 net sales associated with the facilities to be sold was approximately $100 million.  The results of these operations will be reported as discontinued operations in 2010 and have been excluded from management’s guidance.

Adjusted annual guidance excludes the impact of acquisition financing costs for the first two months of 2010 before the acquisition was completed, which we estimate to be approximately $0.06 per share.  Guidance also does not reflect the impact of severance charges, acquisition related professional and legal fees, or one-time purchase accounting charges.  These amounts are not reflected in our guidance because they are not currently quantifiable.

Guidance for 2010 includes an estimated $22 million in net cost savings synergies, representing a pro rata portion of the total anticipated first twelve months synergies.  Adjusted for the anticipated divestiture of the two plants, Bemis expects approximately $60 million of annual run-rate pre-tax synergies to be achieved by the end of the second year following the acquisition date.  These improvements will be achieved primarily by optimizing product mix, improving operational and supply chain efficiencies, and reducing duplicate administrative costs.

Presentation of Non-GAAP Information

Guidance in this press release uses a non-GAAP financial measure, adjusted diluted earnings per share.  This non-GAAP financial measure adjusts for factors that are unusual or unpredictable.  Guidance for adjusted diluted earnings per share excludes the impact of certain amounts related to workforce reductions, acquisition related financing costs, acquisition related professional and legal fees, and one-time purchase accounting charges.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with completing the acquisition, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2009 net sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals in 84 manufacturing facilities in 13 countries around the world.  More information about the Company is available at our website, www.bemis.com.

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